Exhibit 99.1

Sunny Holcomb

(914) 288-8100

ACADIA REALTY TRUST PROVIDES AN UPDATE ON 2020 EARNINGS GUIDANCE, ADDITIONAL INFORMATION ON DEVELOPMENT PIPELINE AND LOAN MATURITIES

RYE, NY – March 31, 2020 – Acadia Realty Trust (NYSE: AKR) (“Acadia” or the “Company”) provides an update on 2020 earnings guidance and additional information on its development pipeline and scheduled loan maturities.

“Our top priority is the health and safety of our employees, tenants, stakeholders and community. During this period of uncertainty, we are carefully monitoring the impact of COVID-19 and taking proactive measures,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “We have a team in place who has navigated through multiple cycles and has a proven track record of managing challenging market conditions. Acadia owns high-quality assets, has a strong balance sheet and plenty of dry powder when the time comes to execute on new acquisitions.”

Core Portfolio

Development Pipeline

There is currently no ground-up construction underway in Acadia’s Core Portfolio. For the foreseeable future, the Company expects that the only material capital expenditures at these properties will be tenant improvements and/or other leasing costs associated with executed leases. All of Acadia’s identified developments are discretionary.

Balance Sheet

Inclusive of extension options (which are subject to customary conditions), Acadia has no unsecured debt maturities it its Core Portfolio until March 2023. Acadia has no material scheduled secured debt maturities until 2023 in its Core Portfolio. This is further described in the Supplemental Information Addendum, which provides more detail on the Company’s extension options and has been posted on the Company’s website at http://ir.acadiarealty.com/financial-information/quarterly-results. There can be no assurance that the Company will be able to exercise any or all its extension options.

Fund Portfolio

Development Pipeline

There is currently no ground-up construction underway in Acadia’s Fund Portfolio:

Fund II: At City Point, the Company’s remaining development obligations are tenant work and leasing costs associated with the installation of new tenants with executed leases. In accordance with government mandates, all tenant improvement at City Point is currently on hold.

Fund III: For the foreseeable future, the Company expects that the only material capital expenditures in Fund III will be tenant improvements and/or other leasing costs associated with the installation of new tenants with executed leases. Acadia has one land parcel on Long Island for which it is currently in the process of securing approvals for development; construction is not planned in the near term.

Funds IV and V: For the foreseeable future, the Company expects that the only material capital expenditures in these Funds will be tenant improvements and/or other leasing costs associated with the installation of new tenants with executed leases.

Balance Sheet

Inclusive of extension options (which are subject to customary conditions), Acadia has no material secured or unsecured debt maturities in 2020 in its Fund Portfolio. The $200.0 million City Point financing maturing in May 2020 has an extension option not sooner than May 2022 (also subject to customary conditions and documentation). A Supplemental Information Addendum, which provides more detail on the Company’s extension options, has  been posted on the Company’s website at http://ir.acadiarealty.com/financial-information/quarterly-results. There can be no assurance that the Company will be able to exercise any or all the Funds’ extension options.

2020 Guidance

Due to the economic uncertainty resulting from the COVID-19 pandemic, Acadia is withdrawing its full-year 2020 guidance which was previously announced on February 12, 2020.

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual – core and fund – operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 21, 2020 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) economic, political and social uncertainty, including developments surrounding the COVID-19 pandemic and their effect on the Company’s business and that of its tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses; (xii) information technology security threats and (xiii) the loss of key executives. The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Copies of the Annual Report on Form 10-K and other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.